Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-257414 on Form S-8 of our report dated June 23, 2025, relating to the financial statements and supplemental schedule of the Dominion Energy Virginia 401(k) Plan for Union-Represented Employees, appearing in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Richmond, Virginia

June 23, 2025